SHARE PURCHASE AGREEMENT

                              Dated 7 October 1997





(1)     THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

(2)     THE SHAREHOLDERS IN THE PROCESS OF CONSTITUTING PRG FRANCE SA



                                     - and -



(3)     EPARGNE CAPITALISATION INTERMEDIAIRE AND EPARGNE DEVELOPPEMENT





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                            SHARE PURCHASE AGREEMENT

           for the acquisition of share capital of Financiere Alma SA



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THIS AGREEMENT is made on 7 October 1997.



BETWEEN:



(1) THE PROFIT RECOVERY GROUP INTERNATIONAL, INC, a Georgia corporation ("PRG"), Clinton McKellar, Jr. acting as attorney (mandataire) in the name and on behalf of PRG France SA, a French societe anonyme in the process of formation at the date hereof ("Agent") which expression shall on formation of PRG France SA mean PRG France SA), PRG, Agent and PRG France SA being called together the "PURCHASER" which expression includes each or any other;


(2)     EPARGNE CAPITALISATION INTERMEDIAIRE and EPARGNE DEVELOPPEMENT;


individually a "VENDOR" and together the "VENDORS".


THE PARTIES AGREE AS FOLLOWS:-

1.      SALE AND PURCHASE

        1.1 The Vendors sell to PRG and PRG purchases from the Vendors (i) the numbers of shares in Financiere Alma ("FA") of which each of the Vendors is the owner as set out opposite each of the Vendors' names in Section 1 of ANNEX 1, and (ii) the Vendors sell and the Agent purchases the number of shares in FA of which each of the Vendors is the owner as set out opposite each of the Vendors' names in Section 2 of ANNEX 1, in each case with effect from 1 October 1997 free from any mortgage, charge, pledge, lien, security interest or other third party right or interest, or option or restriction of any nature over or in respect of the relevant asset, security or right (the "ENCUMBRANCES"), and together with all accrued benefits and rights attaching thereto and all dividends declared after the 30 June 1997 in respect of the all such shares in FA (collectively, the "FA SHARES").

                As at date hereof the Vendors deliver to the Purchaser the shares transfer forms relating to all the FA Shares referred to in ANNEX 1 duly signed and completed in favour of the Purchaser and the Agent, as appropriate.

        1.2     The Vendors hereby  represent,  warrant,  covenant and undertake
                with  the  Purchaser  (so  as  to  bind  them,   their  personal
                representatives, successors and assigns) as follows:

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                1.2.1   that  each of them has the  right to  dispose  of the FA
                        Shares which they sell to Purchaser;

                1.2.2 that each of them is disposing of the FA Shares free from any Encumbrances together with all such rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) declared, after 30 June 1997;

                1.2.3   as set out in ANNEX 2 to this Agreement;

                1.2.4 that they hereby unconditionally remise, release and forever discharge FA, Alma Intervention SA ("AI"), and all subsidiaries and affiliates of FA and AI, the Purchasers and all subsidiaries and affiliates of PRG, and all officers and directors of any and all of the foregoing entities (collectively the "RELEASED PARTIES") from all and any claims whatsoever they may have against any and all of the Released Parties;

                1.2.5 that they hereby waive and release any and all right, title and interest of any nature whatsoever in FA, AI or any of their subsidiaries and affiliates, or the business, assests or profits of same arising out of, resulting from or relating to any agreement, oral or written, by law or otherwise, including but not limited to any investment agreement, loan agreement, shareholders' agreement or the like;and

                1.2.6 that they acknowledge that Mr Marc Eisenberg has made available all information concerning the purchase and sale of 100% of all the shares in FA and AI, including but not limited to the matters set forth in ANNEX 3 attached hereto.

        1.3 The price for the FA shares sold by the Vendors to PRG pursuant to this Agreement shall be paid by PRG by the delivery of shares of no par value common stock of PRG (the "STOCK") in such numbers as are set out against each of the Vendors' names in
                Section 1 of ANNEX 1. The Vendors acknowledge and agree the the Stock is subject to the restrictions set forth in ANNEX 2 to this Agreement.

        1.4 The aggregate price for the FA shares sold by the Vendors to the Agent is US $ 2 948 304,84 paid at the date hereof by way of two bankers drafts in such amounts as are set out against each of the Vendors' names in Section 2 of ANNEX 1.

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2.      WARRANTIES BY PRG

        PRG hereby represents warrants, covenants and undertakes to the Vendors as set out in ANNEX 4 of this Agreement.


3.      FURTHER ASSURANCES

        At any time after the date hereof the Vendors shall without charge to the Purchaser execute all such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting in PRG and/or the Agent with the full legal and beneficial title to the FA Shares referred to in ANNEX 1 and giving to the Purchaser the full benefit of this Agreement.


4.      GUARANTEE

        The obligations of PRG and of the Agent hereunder shall be joint and several and PRG hereby guarantees the obligations of the Agent hereunder.


5.      BENEFIT OF THE AGREEMENT

        For the purposes of Article 223 B of the General Taxation Code (Code General des Impots) it is expressly agreed that PRG will acquire the FA Shares in Section 1 of Annexe 1 with the intention of immediately transferring them to the Agent on behalf of PRG France SA in the process of being formed.


6.      GOVERING LAW AND RULING VERSION

        6.1 This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with French law.

        6.2 Any dispute arising from the execution of this Agreement shall be finally resolved in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators nominated in accordance with their rules unless the parties can agree on a sole arbitrator. The arbitration shall take place in Paris. The language of the arbitration shall be in English.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement at Broadwalk
House, 5 Appold Street, London EC2A 2HA, as of the date first above written.


THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

/s/  Clinton McKellar, Jr.
--------------------------------
By:    Mr Clinton McKellar, Jr.
Title: Senior Vice President and General Counsel



/s/ Clinton McKellar, Jr.
--------------------------------
MR CLINTON MCKELLAR, JR, AS "MANDATAIRE"
FOR THE SHAREHOLDERS OF PRG FRANCE S.A. IN FORMATION




EPARGNE
CAPITALISATION  INTERMEDIAIRE


By:/s/ Marc Eisenberg
--------------------------------
Title: Attorney




EPARGNE DEVELOPPEMENT


By:/s/ Marc Eisenberg
--------------------------------
Title:

                                     - 5 -

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                        LIST OF SCHEDULES AND/OR ANNEXES


Annex 1             Schedule of Shares Sold

Annex 2             Warranties of Vendor

Annex 3             Letter from Denis Metzer of Epargne Partners

Annex 4             Warranties of PRG